FOR IMMEDIATE RELEASE:     Thursday, September 20, 2001

CONTACT: N. Tod Tripple
         Environmental Oil Processing
            Technology Corporation
         208-463-0063
         fax 208-463-7601
         tripple@environmentaloil.com


               ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION
                            SCALES BACK RENO PROJECT

NAMPA, IDAHO-- Environmental Oil Processing Technology Corporation (the "Company"; OTC Bulletin Board EVOP) has recently decided not to pursue the construction of the three 10 megawatt electrical generators for its Reno Project which was originally planned to involve the construction of the electrical generators and two oil refining plants. The decision was based on the Company's review of the economic feasibility of the construction and operation of the electrical generators in light of the recent action by the Federal Energy
Regulatory Commission to cap the prices that can be charged for power. The Company is still in the process of acquiring a 20-acre industrial site for the project in Reno, Nevada.

Subject to the finalization of financing, the Company currently intends to continue its plans for the construction of the two oil refining plants in Reno. It is anticipated that the construction of the two plants will be done simultaneously. Nevertheless, there can be no assurances that the Company will be able to carry out its present plans for the Reno Project.

Environmental Oil Processing Technology Corporation, with its headquarters in Nampa, Idaho, has developed a process and facilities that virtually minimize waste oil disposal, as it is known today. Their plant utilizes proven technology to convert waste oil into environmentally friendly products such as naptha (gasoline), #2 diesel, electrical power, residuum, burner fuel and cogeneration.

NOTE: Statements in this release that are not strictly historical are forward-looking statements. The Company makes these statements based on information available to it as of the date of this new release and it assumes no responsibility to update or revise such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

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